EXHIBIT 99

MB Financial, Inc. 801 West Madison Street Chicago, Illinois 60607 (312) 421-7600 NASDAQ: MBFI

PRESS RELEASE

For Information at MB Financial, Inc. contact:
Jill York - Vice President and Chief Financial Officer
(773) 645-7866
E-Mail: jyork@mbfinancial.com

FOR IMMEDIATE RELEASE

MB Financial, Inc. reports record earnings for the third quarter, an 11.8% increase in net income

CHICAGO, October 27, 2003 – MB Financial, Inc. (NASDAQ: MBFI) (the Company), the holding company for MB Financial Bank, N.A. and Union Bank, N.A. (collectively, the Banks), announced today third quarter results for 2003. The Company had net income of $13.6 million for the third quarter of 2003 compared to $12.2 million for the third quarter of 2002, an increase of 11.8%. Fully diluted earnings per share for the third quarter of 2003 increased 10.3% to $0.75 compared to $0.68 per share in the third quarter of 2002.

Mitchell Feiger, President and Chief Executive Officer of MBFI said, “We experienced another quarter of record-breaking performance, as we continue to expand our service offerings and grow both net interest income and non-interest income.”

In addition to the operating results noted above, the Company had the following significant items that occurred during the third quarter of 2003:

•	Return on average equity of 14.95% for the quarter;

•	Return on average assets of 1.28% for the quarter;

•	Net gains on sale of securities available for sale increased $805 thousand to $827 thousand from the third quarter of 2002;

•	Reclassified the Company’s $7.7 million mobile home loan portfolio to loans held for sale and recorded a lower of cost or market adjustment of $800 thousand;

•	Increased the Company’s quarterly cash dividend 20% over the second quarter of 2003 to $0.18 per share;

•	Approved plans to repurchase up to 300,000 of the Company’s outstanding shares;

•	Acquired a new corporate headquarters building in Rosemont, Illinois for $19.3 million.

See “Selected Financial Ratios” section below for additional statistical data regarding the Company's 2003 third quarter and year to date performance.

RESULTS OF OPERATIONS

Third Quarter Results

Net income was $13.6 million for the third quarter of 2003 compared to $12.2 million for the third quarter of 2002. Net interest income, the largest component of net income, was $36.4 million for the three months ended September 30, 2003, an increase of $1.9 million, or 5.5% from $34.5 million for the third quarter of 2002. Net interest income grew primarily due to a $432.3 million, or 12.6% increase in average interest earning assets, which offset a 22 basis point decline in the net interest margin, expressed on a fully tax equivalent basis, to 3.83% from the comparable 2002 period. The increase in average interest earning assets was due to the acquisition of South Holland Bancorp, Inc. (South Holland) in the first quarter of 2003 and continued growth of the Company’s commercial lending business.

The provision for loan losses increased by $2.0 million to $5.4 million in the third quarter of 2003 from $3.3 million in the comparable 2002 period. The increase was due to increases in non-performing loans and net charge-offs during the quarter.

Other income increased $7.7 million, or 81.1% to $17.1 million for the quarter ended September 30, 2003 from $9.4 million for the comparable 2002 period. Net lease financing increased by $2.4 million, due to $1.1 million in additional revenues resulting from the acquisition of LaSalle Systems Leasing, Inc. (LaSalle) in the third quarter of 2002 and improved residual performance within the lease investment portfolio. Trust asset management and brokerage fees increased by $2.3 million due to a $1.6 million increase in brokerage fees and a $707 thousand increase in income from trust asset management activities. Brokerage fees increased due to additional revenues generated by MB Financial Bank’s wholly owned full service broker/dealer, Vision Investment Services, Inc. (Vision), acquired in the South Holland merger. The $707 thousand increase in trust asset management income was due to an additional $722 thousand in revenues generated by the South Holland trust business. Deposit service fees increased by $1.9 million due to a $1.6 million increase in NSF and overdraft fees, which grew due to the acquisition of South Holland, as well as the introduction of a new overdraft protection product and other deposit service pricing methods that went into effect in January 2003. Net gains on sale of securities available for sale increased by $805 thousand due to a $827 thousand gain incurred in 2003 compared to a $22 thousand gain in 2002. Loan service fees increased by $688 thousand to $1.6 million due primarily to increases in prepayment fees and letter of credit fees of $318 thousand and $162 thousand, respectively. Other operating income declined by $303 thousand due primarily to an $800 thousand lower of cost or market adjustment on mobile home loans transferred to loans held for sale.

Other expense increased by $5.6 million, or 24.3% to $28.5 million for the three months ended September 30, 2003 from $22.9 million for the three months ended September 30, 2002. Salaries and employee benefits increased by $3.0 million due to the South Holland and LaSalle acquisitions and the Company’s continued investment in personnel. Brokerage fee expense increased by $1.1 million due to the Vision acquisition during the 2003 period. Other operating expense increased $901 thousand primarily due to the LaSalle and South Holland acquisitions referred to above.

Year-To-Date Results

Net income was $39.1 million for the nine months ended September 30, 2003 compared to $34.1 million for the nine months ended September 30, 2002, an increase of 14.8%. Net interest income, the largest component of net income, was $105.0 million for the nine months ended September 30, 2003, an increase of $5.3 million, or 5.3% from $99.7 million for the first nine months of 2002. Net interest income grew primarily due to a $464.8 million, or 14.0% increase in average interest earning assets, which offset a 30 basis point decline in the net interest margin, expressed on a fully tax equivalent basis, to 3.78%. The increase in average earning assets was primarily due to the acquisition of the First National Bank of Lincolnwood (Lincolnwood) in the second quarter of 2002, South Holland in the first quarter of 2003, and growth of the Company’s commercial lending business.

The provision for loan losses declined by $301 thousand to $10.2 million in the first nine months of 2003 from $10.5 million in the comparable 2002 period.

Other income increased $22.2 million, or 81.8% to $49.3 million for the nine months ended September 30, 2003 from $27.1 million for the comparable 2002 period. Net lease financing increased by $7.4 million primarily due to $5.1 million in additional revenues from LaSalle, which was acquired in the third quarter of 2002, and improved residual performance within the lease investment portfolio. Trust asset management and brokerage fees increased by $6.4 million due to a $4.4 million increase in brokerage fees and a $2.0 million increase in income from trust asset management activities. Brokerage fees increased due to the acquisition of Vision. The $2.0 million increase in trust asset management income was primarily due to an additional $1.8 million in revenues generated by the South Holland trust business. Deposit service fees increased by $4.8 million primarily due to a $3.9 million increase in NSF and overdraft fees, which grew due to the acquisition of South Holland as well as the introduction of a new overdraft protection product and other deposit service pricing methods that went into effect in January 2003. The sale of Abrams Centre National Bank (Abrams) in the second quarter of 2003 resulted in a $3.1 million gain. Other operating income increased by $966 thousand primarily due to the LaSalle, South Holland, and Lincolnwood acquisitions referred to above, as well as $1.1 million in gains on sale of real estate loans which were offset by an $800 thousand lower of cost or market adjustment on mobile home loans transferred to loans held for sale in the third quarter of 2003.

Other expense increased by $20.4 million, or 30.6% to $87.1 million for the nine months ended September 30, 2003 from $66.7 million for the nine months ended September 30, 2002. Salaries and employee benefits increased by $10.4 million due to the South Holland, Lincolnwood and LaSalle acquisitions and the Company’s continued investment in personnel. Brokerage fee expense increased by $2.7 million due to the acquisition of Vision. Other operating expense increased by $2.2 million due to the acquisitions referred to above. Professional and legal expense increased by $1.6 million. This increase was primarily due to the write off of $1.0 million in costs associated with planning construction of a new corporate headquarters prior to management’s decision to pursue the more cost-effective option of purchasing an existing building in Rosemont, Illinois. In conjunction with the sale of Abrams, the Company settled litigation costing approximately $300 thousand. Additionally, the Company incurred approximately $400 thousand in legal expense as the plaintiff in litigation defending its corporate trademark. Prepayment penalty on Federal Home Loan Bank advances increased by $1.1 million due to a penalty incurred in the 2003 period on the payoff of $8.1 million in long-term advances as the Company attempted to better position its balance sheet. Occupancy and equipment expense, computer services expense and advertising and marketing expense increased by $1.0 million, $579 thousand and $566 thousand, respectively, due to the acquisitions referred to above.

NET INTEREST MARGIN

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, and the resultant costs, expressed both in dollars and rates (dollars in thousands):

	Three Months Ended September 30,

	2003			2002

	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Interest Earning Assets:
Loans (1) (2)	$2,776,835	$40,730	5.82%	$2,449,439	$41,428	6.71%
Loans exempt from federal income taxes (3)	3,474	57	6.42	6,051	113	7.41
Taxable investment securities	913,573	9,418	4.12	866,087	11,401	5.22

Investment securities exempt from federal income taxes (3)	163,343	2,348	5.62	81,819	1,303	6.32
Federal funds sold	262	1	0.95	24,387	98	1.59
Other interest bearing deposits	4,656	8	0.68	2,024	10	1.96

Total interest earning assets	3,862,143	52,562	5.40	3,429,807	54,353	6.29

Non-interest earning assets	366,644			314,749

Total assets	$4,228,787			$3,744,556

Interest Bearing Liabilities:
Deposits:
NOW and money market deposit accounts	$702,246	$1,266	0.72%	$578,848	$2,221	1.52%
Savings deposits	475,875	660	0.55	370,150	910	0.98
Time deposits	1,603,374	10,259	2.54	1,687,056	13,808	3.25
Short-term borrowings	346,821	1,134	1.30	166,870	895	2.13

Long-term borrowings and redeemable preferred securities	123,617	1,972	6.24	94,218	1,480	6.23

Total interest bearing liabilities	3,251,933	15,291	1.87	2,897,142	19,314	2.64

Non-interest bearing deposits	558,235			484,107
Other non-interest bearing liabilities	57,274			40,812
Stockholders' equity	361,345			322,495

Total liabilities and stockholders' equity	$4,228,787			$3,744,556

Net interest income/interest rate spread (4)		$37,271	3.53%		$35,039	3.65%

Net interest margin on a fully tax equivalent basis (5)			3.83%			4.05%

Net interest margin (5)			3.74%			4.00%

(1)	Non-accrual loans are included in average loans.
(2)	Interest income includes loan origination fees of $977 thousand and $1.0 million for the three months ended September 30, 2003 and 2002, respectively.

(3)	Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.
(4)	Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)	Net interest margin represents net interest income as a percentage of average interest earning assets.

Net interest income on a tax equivalent basis increased $2.3 million, or 6.4% to $37.3 million for the quarter ended September 30, 2003 from $35.0 million for the third quarter of 2002. Tax-equivalent interest income decreased $1.8 million due to an 89 basis point decline in the yield on average interest earning assets to 5.40%. The decrease in yield was partially offset by a $432.3 million, or 12.6% increase in average interest earning assets, comprised of a $324.8 million, or 13.2% increase in average loans, a $129.0 million, or 13.6% increase in average investment securities, offset by a $24.1 million decrease in average federal funds sold. The increase in average interest earning assets and average interest bearing liabilities is primarily due to the acquisition of South Holland in the first quarter of 2003 and growth of the Company’s commercial lending business. The net interest margin expressed on a fully tax equivalent basis declined 22 basis points to 3.83% in the third quarter of 2003 from 4.05% in the comparable 2002 period. Of this decline in the net interest margin, approximately 16 basis points is due to additional premium amortization expense on mortgage-backed securities caused by higher than expected prepayments during the third quarter of 2003. The remaining decrease is primarily due to interest margin compression caused by the decline in market rates during 2003.

The net interest margin expressed on a fully tax equivalent basis increased by 11 basis points to 3.83% in the third quarter of 2003 from 3.72% in the second quarter of 2003 as interest bearing liabilities continue to reprice at current market rates.

AVERAGE BALANCES, INTEREST RATES AND YIELDS - Continued
(Dollars in thousands)

	Nine Months Ended September 30,

	2003			2002

	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Interest Earning Assets:
Loans (1) (2)	$2,738,411	$124,099	6.06%	$2,393,340	$120,680	6.74%
Loans exempt from federal income taxes (3)	3,682	185	6.63	8,666	465	7.17
Taxable investment securities	881,572	27,458	4.15	807,862	33,185	5.49

Investment securities exempt from federal income taxes (3)	129,497	5,506	5.61	82,126	3,988	6.49
Federal funds sold	22,271	187	1.11	21,956	269	1.64
Other interest bearing deposits	6,174	44	0.95	2,905	34	1.56

Total interest earning assets	3,781,607	157,479	5.57	3,316,855	158,621	6.39

Non-interest earning assets	362,321			305,968

Total assets	$4,143,928			$3,622,823

Interest Bearing Liabilities:
Deposits:
NOW and money market deposit accounts	$675,430	$4,709	0.93%	$574,525	$5,754	1.34%
Savings deposits	462,128	2,449	0.71	361,040	2,668	0.99
Time deposits	1,652,646	34,227	2.77	1,620,361	43,047	3.55
Short-term borrowings	269,179	2,947	1.46	174,230	2,943	2.26

Long-term borrowings and redeemable preferred securities	127,335	6,177	6.40	74,618	3,000	5.38

Total interest bearing liabilities	3,186,718	50,509	2.12	2,804,774	57,412	2.74

Non-interest bearing deposits	545,094			470,828
Other non-interest bearing liabilities	56,540			39,374
Stockholders' equity	355,576			307,847

Total liabilities and stockholders' equity	$4,143,928			$3,622,823

Net interest income/interest rate spread (4)		$106,970	3.45%		$101,209	3.65%

Net interest margin on a fully tax equivalent basis (5)			3.78%			4.08%

Net interest margin (5)			3.71%			4.02%

(1)	Non-accrual loans are included in average loans.
(2)	Interest income includes loan origination fees of $3.0 million and $2.5 million for the nine months ended September 30, 2003 and 2002, respectively.

(3)	Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.
(4)	Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)	Net interest margin represents net interest income as a percentage of average interest earning assets.

Net interest income on a tax equivalent basis increased $5.8 million, or 5.7% to $107.0 million for the nine months ended September 30, 2003 from $101.2 million for the comparable period in 2002. Tax-equivalent interest income declined by $1.1 million due to an 82 basis point decline in tax-equivalent yield. The decline in yield was partially offset by a $464.8 million, or 14.0% increase in average interest earning assets, comprised of a $340.1 million, or 14.2% increase in average loans and a $121.1 million, or 13.6% increase in average investment securities. The increase in average interest earning assets and average interest bearing liabilities is primarily due to the acquisition of South Holland in the first quarter of 2003 and growth of our commercial lending business. The net interest margin expressed on a fully tax equivalent basis declined 30 basis points to 3.78% in the first nine months of 2003 from 4.08% in the comparable 2002 period. Of this decline in the net interest margin, approximately 11 basis points is due to an additional $59.8 million in trust preferred securities issued in August 2002. Premium amortization expense on mortgage-backed securities caused a further decline of 14 basis points due to higher than expected prepayments during the 2003 period. The remaining decrease is primarily due to interest margin compression caused by the decline in market rates during 2003.

INCOME TAXES

Income tax expense for the three months ended September 30, 2003 increased $454 thousand to $6.0 million compared to $5.6 million for the comparable period in 2002. The effective tax rate was 30.7% and 31.4% for the three months ended September 30, 2003 and 2002, respectively. The decline in the effective tax rate was primarily due to a $679 thousand increase in nontaxable investment securities income during the third quarter of 2003 compared to the same period in 2002.

Income tax expense for the nine months ended September 30, 2003 increased $2.4 million to $17.9 million compared to $15.5 million for the first nine months of 2002. The effective tax rate was 31.4% and 31.2% for the nine months ended September 30, 2003 and 2002, respectively.

BALANCE SHEET

Total assets increased $526.1 million or 14.0% to $4.3 billion at September 30, 2003 from $3.8 billion at December 31, 2002. During this period, South Holland was purchased which had $560.3 million in assets at the acquisition date, and Abrams was sold, which had assets totaling $98.4 million. Net loans increased by $263.1 million, or 10.6% to $2.7 billion at September 30, 2003 from $2.5 billion at December 31, 2002. The increase was largely due to the acquisition of South Holland, which had net loans of $262.4 million at the acquisition date, as well as internal loan growth. These increases were partially offset by the sale of $58.1 million in residential real estate loans and the sale of Abrams, which had net loans of $27.2 million at the sale date. Investment securities available for sale increased by $174.9 million, or 19.6%, primarily due to the acquisition of South Holland, which had investment securities available for sale of $178.8 million at the acquisition date. Goodwill increased by $24.4 million primarily due to goodwill in the South Holland acquisition, partially offset by a reduction of goodwill due to the sale of Abrams.

Total liabilities increased by $502.4 million, or 14.7% to $3.9 billion at September 30, 2003 from $3.4 billion at December 31, 2002. Total deposits grew by $316.6 million, or 10.5%. The increase in deposits was largely due to $453.1 million in deposits acquired through the acquisition of South Holland, offset by $66.7 million in deposits sold in conjunction with the sale of Abrams and approximately $40.0 million in money market accounts reclassified to securities sold under agreement to repurchase. Short-term borrowings increased by $185.0 million, or 83.1% due to increases in FHLB advances and securities sold under agreement to repurchase of $128.0 million and $64.2 million, which were partially offset by a $7.2 million decline in federal funds purchased. Long-term borrowings decreased by $7.0 million, or 15.2% due to the prepayment of $8.1 million in FHLB advances during the second quarter of 2003.

Total stockholders’ equity increased $23.7 million, or 6.9% to $366.9 million at September 30, 2003 compared to $343.2 million at December 31, 2002. The growth was due to net income of $39.1 million, partially offset by $8.5 million, or $0.48 per share cash dividends and an $8.0 million decline in accumulated other comprehensive income.

At September 30, 2003, the Company’s total risk-based capital ratio was 13.35%; Tier 1 capital to risk-weighted assets ratio was 11.51% and Tier 1 capital to average asset ratio was 8.77%. The Banks were each categorized as “Well-Capitalized” under Federal Deposit Insurance Corporation regulations at September 30, 2003.

At September 30, 2003, the Company’s book value per share was $20.60.

LOAN PORTFOLIO

The following table sets forth the composition of the loan portfolio as of the dates indicated (dollars in thousands):

	September 30,		December 31,		September 30,
	2003		2002		2002

	Amount	Percent	Amount	Percent	Amount	Percent

Commercial	$637,927	23.01%	$558,208	22.29%	$522,560	21.21%
Commercial loans collateralized by
assignment of lease payments	243,027	8.77%	274,290	10.95%	284,625	11.55%
Commercial real estate	1,063,741	38.36%	902,755	36.04%	873,525	35.46%
Residential real estate	348,945	12.59%	373,181	14.90%	387,374	15.73%
Construction real estate	257,591	9.29%	204,728	8.17%	200,386	8.14%
Installment and other	221,157	7.98%	191,552	7.65%	194,816	7.91%

Gross loans (1)	2,772,388	100.00%	2,504,714	100.00%	2,463,286	100.00%

Allowance for loan losses	(38,513)		(33,890)		(33,080)

Net loans	$2,733,875		$2,470,824		$2,430,206

(1)	Gross loan balances at September 30, 2003, December 31, 2002, and September 30, 2002 are net of unearned income, including net deferred loan fees of $4.3 million, $4.2 million, and $3.8 million, respectively.

Net loans increased by $263.1 million, or 10.6% to $2.7 billion at September 30, 2003 from $2.5 billion at December 31, 2002. The increase was largely due to the acquisition of South Holland, which had net loans of $262.4 million at the acquisition date. This increase was partially offset by the sale of $20.5 million in residential real estate loans included in the loans acquired from South Holland, as well as the sale of Abrams, which had net loans of $27.2 million at the sale date. Excluding the effects of the acquisition of South Holland, sale of certain South Holland loans, and the sale of Abrams, commercial real estate, construction real estate, and commercial loans grew by $63.9 million, $39.6 million, and $26.5 million, respectively, while residential real estate, commercial loans collateralized by assignment of lease payments, and installment decreased by $49.1 million, $31.3 million, and $439 thousand, respectively. Commercial loans collateralized by assignment of lease payments declined as many companies are opting to purchase capital assets rather than lease in the current interest rate environment.

Net loans increased by $303.7 million, or 12.5% to $2.7 billion at September 30, 2003 from $2.4 billion at September 30, 2002. The increase was largely due to the South Holland acquisition and growth of the commercial portfolio, offset by the sale of Abrams.

ASSET QUALITY

The following table presents a summary of non-performing assets as of the dates indicated (dollars in thousands):

	September 30,	December 31,	September 30,
	2003	2002	2002

Non-performing loans:
Non-accrual loans	$23,240	$21,359	$17,141
Loans 90 days or more past due, still accruing interest	2,369	624	399

Total non-performing loans	25,609	21,983	17,540

Other real estate owned	472	549	370

Other repossessed assets	-	10	6

Total non-performing assets	$26,081	$22,542	$17,916

Total non-performing loans to total loans	0.92%	0.88%	0.71%

Allowance for loan losses to non-performing loans	150.39%	154.16%	188.60%

Total non-performing assets to total assets	0.61%	0.60%	0.47%

Loans 90 days or more past due, still accruing interest increased $1.7 million, or 279.7%, to $2.4 million at September 30, 2003 from $624 thousand at December 31, 2002. The increase was primarily due to one commercial real estate loan of $1.5 million going through an extended renewal process due to the death of one of the principal borrowers.

A reconciliation of the activity in the Company’s allowance for loan losses follows (dollar amounts in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Balance at beginning of period	$37,599	$31,290	$33,890	$27,500
Additions from acquisition	-	-	3,563	1,212
Provision for loan losses	5,405	3,320	10,219	10,520
Charge-offs	(6,007)	(1,936)	(11,908)	(7,368)
Recoveries	1,516	406	3,277	1,216
Allowance related to bank subsidiary sold	-	-	(528)	-

Balance at September 30,	$38,513	$33,080	$38,513	$33,080

Total loans at September 30,	$2,772,388	$2,463,286	$2,772,388	$2,463,286

Ratio of allowance for loan losses to total loans	1.39%	1.34%	1.39%	1.34%

The Company maintains its allowance for loan losses at a level that management believes will be adequate to absorb probable losses on existing loans based on an evaluation of the collectibility of loans, prior loss experience, and the value of underlying collateral.

Net charge-offs increased by $3.0 million in the quarter ended September 30, 2003 compared to the quarter ended September 30, 2002. Charge-offs increased by $4.1 million due to the charge-off of a commercial loan for $3.1 million and a commercial real estate loan for $1.0 million. Recoveries increased $1.1 million primarily due to recoveries on three loan relationships totaling $925 thousand. The provision for loan losses increased by $2.1 million to $5.4 million in the quarter ended September 30, 2003 from $3.3 million in the quarter ended September 30, 2002. The increase was due to increases in non-performing loans and net charge-offs during the quarter.

Net charge-offs increased by $2.5 million in the nine months ended September 30, 2003 compared to the comparable 2002 period due to a $4.5 million increase in charge-offs offset by a $2.0 million increase in recoveries. The increase in charge-offs was primarily due to the charge-off of two loan relationships totaling $4.1 million in the third quarter of 2003, as noted above. Recoveries increased approximately $2.0 million due to the Company’s diligent collection efforts. The provision for loan losses declined by $301 thousand to $10.2 million in the nine months ended September 30, 2003 from $10.5 million in the nine months ended September 30, 2002. In the second quarter of 2003, the allowance was reduced by $528 thousand in conjunction with the sale of Abrams. The acquisitions of South Holland and Lincolnwood added $3.6 million and $1.2 million to the allowance in the first quarter of 2003 and second quarter of 2002, respectively.

FORWARD-LOOKING STATEMENTS

When used in this press release and in filings with the Securities and Exchange Commission, in other press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements may relate to the Company’s future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial items. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.

Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) expected cost savings and synergies from our merger and acquisition activities might not be realized within the expected time frames; (2) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs; (3) changes in management’s estimate of the adequacy of the allowance for loan losses; (4) competitive pressures among depository institutions; (5) interest rate movements and their impact on customer behavior and our net interest margin; (6) the impact of repricing and competitors’ pricing initiatives on loan and deposit products; (7) our ability to adapt successfully to technological changes to meet customers’ needs and developments in the market place; (8) our ability to realize the residual values of our direct finance, leveraged, and operating leases; (9) our ability to access cost-effective funding; (10) changes in financial markets; (11) changes in economic conditions in general and in the Chicago metropolitan area in particular; (12) the costs, effects and outcomes of litigation; (13) new legislation or regulatory changes, including but not limited to changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (14) changes in accounting principles, policies or guidelines; and (15) future acquisitions of other depository institutions or lines of business.

The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

TABLES TO FOLLOW

MB FINANCIAL, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
September 30, 2003 and December 31, 2002
(Amounts in thousands, except common share data)
(Unaudited)

	September 30,	December 31,
	2003	2002

ASSETS
Cash and due from banks	$107,470	$90,522
Interest bearing deposits with banks	5,636	1,954
Federal funds sold	-	16,100
Investment securities available for sale	1,068,475	893,553
Loans held for sale	31,605	8,380
Loans (net of allowance for loan losses of $38,513 at September 30, 2003
and $33,890 at December 31, 2002)	2,733,875	2,470,824
Lease investments, net	63,525	68,487
Interest only securities	1,868	5,356
Premises and equipment, net	75,017	50,348
Cash surrender value of life insurance	75,712	73,022
Goodwill, net	70,293	45,851
Other intangibles, net	7,853	2,797
Other assets	44,374	32,387

Total assets	$4,285,703	$3,759,581

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest bearing	$554,371	$497,264
Interest bearing	2,781,798	2,522,301

Total deposits	3,336,169	3,019,565
Short-term borrowings	407,702	222,697
Long-term borrowings	38,985	45,998
Company-obligated mandatorily redeemable preferred securities	84,800	84,800
Accrued expenses and other liabilities	51,105	43,334

Total liabilities	3,918,761	3,416,394

Stockholders' Equity
Common stock, ($0.01 par value; authorized 40,000,000 shares; issued
17,816,458 shares at September 30, 2003 and 17,741,535 at December 31, 2002)	178	177
Additional paid-in capital	70,179	69,531
Retained earnings	285,836	255,241
Accumulated other comprehensive income	10,749	18,783
Less: 15,865 shares of treasury stock, at cost, at December 31, 2002	-	(545)

Total stockholders' equity	366,942	343,187

Total liabilities and stockholders' equity	$4,285,703	$3,759,581

MB FINANCIAL, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except common share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Interest income:
Loans	$40,767	$41,501	$124,219	$120,982
Investment securities:
Taxable	9,418	11,401	27,458	33,185
Nontaxable	1,526	847	3,579	2,592
Federal funds sold	1	98	187	269
Other interest bearing accounts	8	10	44	34

Total interest income	51,720	53,857	155,487	157,062

Interest expense:
Deposits	12,185	16,939	41,385	51,469
Short-term borrowings	1,134	895	2,947	2,943
Long-term borrowings and redeemable preferred securities	1,972	1,480	6,177	3,000

Total interest expense	15,291	19,314	50,509	57,412

Net interest income	36,429	34,543	104,978	99,650
Provision for loan losses	5,405	3,320	10,219	10,520

Net interest income after provision for loan losses	31,024	31,223	94,759	89,130

Other income:
Loan service fees	1,615	927	4,576	3,923
Deposit service fees	4,745	2,826	12,942	8,145
Lease financing, net	4,620	2,207	10,893	3,460
Trust asset management and brokerage fees	3,498	1,211	9,980	3,543
Net gain on sale of securities available for sale	827	22	529	1,295
Increase in cash surrender value of life insurance	872	1,025	2,690	3,093
Gain on sale of bank subsidiary	-	-	3,083	-
Other operating income	919	1,222	4,631	3,665

	17,096	9,440	49,324	27,124

Other expense:
Salaries and employee benefits	15,927	12,929	46,706	36,333
Occupancy and equipment expense	4,198	4,015	12,950	11,931
Computer services expense	942	832	3,074	2,495
Other intangibles amortization expense	296	262	867	713
Advertising and marketing expense	1,053	828	3,018	2,452
Professional and legal expense	585	599	4,167	2,600
Brokerage fee expense	1,130	-	2,739	-
Prepayment penalty on Federal Home Loan Bank advances	-	-	1,146	-
Other operating expenses	4,343	3,442	12,422	10,179

	28,474	22,907	87,089	66,703

Income before income taxes	19,646	17,756	56,994	49,551
Income taxes	6,028	5,574	17,882	15,477

Net Income	$13,618	$12,182	$39,112	$34,074

Common share data:
Basic earnings per common share	$0.77	$0.69	$2.20	$1.94
Diluted earnings per common share	$0.75	$0.68	$2.16	$1.90
Weighted average common shares outstanding	17,787,066	17,654,314	17,745,848	17,583,624
Diluted weighted average common shares outstanding	18,234,094	18,039,483	18,136,654	17,943,028

MB FINANCIAL, INC. & SUBSIDIARIES
SELECTED FINANCIAL RATIOS
(Unaudited)

	At or For the				At or For the
	Three Months Ended				Nine Months Ended
	September 30,				September 30,

	2003		2002		2003		2002

Performance Ratios:

Annualized return on average assets	1	.28%	1	.29%	1	.26%	1	.26%

Annualized return on average equity	14.95		14.99		14.71		14.80

Net interest rate spread	3.53		3.65		3.45		3.65

Efficiency ratio (1)	53.18		51.53		55.91		52.51

Net interest margin - fully tax equivalent basis (2)	3.83		4.05		3.78		4.08

Net interest margin	3.74		4.00		3.71		4.02

Average interest-earning assets to
average interest-bearing liabilities	118.76		118.39		118.67		118.26

Asset Quality Ratios:

Non-performing loans to total loans	0	.92%	0	.71%	0	.92%	0	.71%

Non-performing assets to total assets	0.61		0.47		0.61		0.47

Allowance for loan losses to total loans	1.39		1.34		1.39		1.34

Allowance for loan losses to non-performing loans	150.39		188.60		150.39		188.60

Net loan charge-offs to average loans (annualized)	0.64		0.25		0.42		0.34

Capital Ratios:

Tangible equity to assets (3)	6	.92%	7	.63%	6	.92%	7	.63%

Equity to total assets	8.56		8.79		8.56		8.79

Tangible book value per share (4)	$16.36		$16.24		$16.36		$16.24

Company's Capital Ratios:

Total capital (to risk-weighted assets)	13	.35%	14	.64%	13	.35%	14	.64%

Tier 1 capital (to risk-weighted assets)	11.51		12.72		11.51		12.72

Tier 1 capital (to average assets)	8.77		9.52		8.77		9.52

(1)	Equals total other expense excluding intangibles amortization expense divided by the sum of net interest income on a fully tax equivalent basis and total other income less net gains (losses) on securities available for sale.
(2)	Represents net interest income, on a fully tax equivalent basis assuming a 35% tax rate, as a percentage of interest earning assets.
(3)	Equals total stockholders' equity less goodwill and other intangibles, net of tax benefit, divided by total assets less goodwill and other intangibles, net of tax benefit.
(4)	Equals total stockholders' equity less goodwill and other intangibles, net of tax benefit, divided by common shares outstanding.